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                                                                    EXHIBIT 10.2



                              VALLEY BANK OF HELENA
                              EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT ("Agreement"), signed December 30, 1997, between VALLEY BANK OF HELENA ("Bank") and FRED J. FLANDERS ("Flanders") and ratified by GLACIER BANCORP, INC., takes effect on the effective date of the Merger ("Effective Date").

                                    RECITALS

A. Glacier Bancorp, Inc. ("Glacier") has entered into a Plan and Agreement of Merger ("Merger Agreement") with HUB Financial Corporation ("HUB"), under which HUB will merge with and into Glacier ("Merger"). HUB presently owns approximately 86.5% of the outstanding shares of common stock of the Bank. Immediately following the Merger, the Bank will be a subsidiary of Glacier.

B.     Before the Merger, Flanders has served as President and CEO of the Bank.

C. Glacier and the Bank desire Flanders to continue his employment at the Bank under the terms and conditions of this Agreement.

D. Flanders desires to continue his employment at the Bank under the terms and conditions of this Agreement.

                                    AGREEMENT

       The parties agree as follows.

1. EMPLOYMENT. The Bank agrees to employ Flanders and Flanders accepts employment by the Bank on the terms and conditions set forth in this Agreement. Flanders' title will be President of the Bank. During the Term of this Agreement, Flanders will serve as a director of the Bank and, if elected by Glacier's shareholders, will also serve as a director of Glacier. Glacier will nominate Flanders at shareholder meetings where directors are elected to serve as a director of Glacier throughout the term of this Agreement.

2. EFFECTIVE DATE AND TERM.

       (a)    Effective Date. This Agreement is effective as of the Effective
              Date.

       (b) Term. The term of this Agreement ("Term") is two years, beginning on the Effective Date.

       (c) Abandonment or Termination of the Merger. If the Merger Agreement terminates before closing the Merger, this Agreement will not become effective and will be void.

3. DUTIES. The Bank will employ Flanders as its President. Flanders will faithfully and diligently perform his assigned duties, which are as follows:

       (a) Bank Performance. Flanders will be responsible for all aspects of the Bank's performance, including without limitation, directing that daily operational and



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              managerial matters are performed in a manner consistent with
              Glacier's and the Bank's policies. Flanders will exert his best efforts and devote his time and attention to Bank's affairs for a maximum of 80 hours per month. Flanders may delegate responsibility for the day-to-day operation of Bank's business to the Executive Vice President subject to the general direction and control of Bank's board of directors; however, he will continue to hold ultimate responsibility for the Bank's performance. Flanders will perform the duties of President consistent with the Bank's bylaws and the direction of its board of directors.

       (b) Development and Preservation of Business. Flanders will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities) in Lewis and Clark County, Montana.

       (c) Report to Board. Flanders will report directly to the Bank's board of directors and to the Chief Executive Officer of Glacier. The Bank's board of directors may, from time to time, modify Flanders' title or add, delete, or modify Flanders' performance responsibilities to accommodate management succession, as well as any other management objectives of the Bank or of Glacier. Flanders will assume any additional positions, duties, and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with Sections 3(a) and 3(b) of this Agreement.

4. EXTENT OF SERVICES. Flanders will at all times faithfully, industriously, and to the best of his ability, experience and talents, perform all the duties that may be required of and from the Bank's President under this Agreement. To the extent that such activities do not interfere with his duties under Section 3, Flanders may participate in other businesses as a passive investor, but (a) Flanders may not actively participate in the operation or management of those businesses, and (b) Flanders may not, without the Bank's prior written consent, make or maintain any investment in a business with which the Bank and/or Glacier has an existing competitive or commercial relationship.

5. SALARY. Initially, Flanders will receive a salary of $42,000 per year, to be paid monthly in accordance with the Bank's regular payroll schedule. The Bank will annually review Flanders' compensation, in connection with the advice and recommendations of the Chief Executive Officer of Glacier.

6. INCENTIVE COMPENSATION. Each year during the Term, the Bank's board of directors, subject to ratification by Glacier's board of directors, will determine the amount of bonus to be paid by the Bank to Flanders for that year. In making this determination, the Bank's board of directors will consider factors such as Flanders' performance of his duties and the safety, soundness and profitability of the Bank. Flanders' bonus will reflect Flanders' contribution to the performance of the Bank during the year, also taking into account the nature and extent of incentive bonuses paid to comparable senior officers at Glacier. This bonus will be paid to Flanders no later than January 31 of the year following the year in which the bonus is earned by Flanders.

7. INCOME DEFERRAL. Flanders will be eligible to participate in any program available to the Bank's and Glacier's senior management for income deferral, for the purpose of deferring receipt of any or all of the compensation he may become entitled to under this Agreement.



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8. VACATION AND BENEFITS.

       (a) Vacation and Holidays. Flanders will receive the greater of (1) four weeks of paid vacation each year or (2) the vacation benefits set forth in Glacier's schedule for senior employees with Flanders' years of service with the Bank, in addition to all holidays observed by the Bank. Each year, Flanders may carry over only up to two weeks of unused vacation. Any unused vacation time in excess of two weeks will not accumulate or carry over from one calendar year to the next.

       (b) Benefits. Flanders will be entitled to participate in any group life insurance, disability, health and accident insurance plans, profit sharing and pension plans and in other employee fringe benefit programs the Bank or Glacier may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Bank's or Glacier's board of directors with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan, 401(k) plan, and Supplemental Executive Retirement Plan (SERP). Neither the Bank nor Glacier through this Agreement obligates itself to make any particular benefits available to its employees.

       (c) Business Expenses. The Bank will reimburse Flanders for ordinary and necessary expenses (including, without limitation, travel, entertainment, and similar expenses) incurred in performing and promoting the Bank's business. Flanders will present from time to time itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service.

9. TERMINATION OF EMPLOYMENT.

       (a) Termination By Bank for Cause. If the Bank terminates Flanders' employment for Cause (defined below) before this Agreement terminates the Bank will pay Flanders the salary earned and expenses reimbursable under this Agreement incurred through the date of his termination. Flanders will have no right to receive compensation or other benefits for any period after termination under this Section 9(a).

       (b) Other Termination By Bank. If the Bank terminates Flanders' employment without Cause before this Agreement terminates, or Flanders terminates his employment for Good Reason (defined below), the Bank will pay Flanders for the remainder of the Term the compensation and other benefits he would have been entitled to if his employment had not terminated.

       (c) Death or Disability. This Agreement terminates (1) if Flanders dies or (2) if Flanders is unable to perform his duties and obligations under this Agreement for a period of 90 days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Flanders could continue to perform his duties under this Agreement and making these accommodations would not require the Bank to expend any funds. If termination occurs under this
              Section 9(c), Flanders or his estate will be entitled



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              to receive all compensation and benefits earned and expenses reimbursable through the date Flanders' employment terminated.

       (d)    Termination Related to a Change in Control.

              (1) Termination by Bank. If the Bank, or its successor in interest by merger, or its transferee in the event of a purchase in an assumption transaction, (for reasons other than Flanders' death, disability, or Cause) (1) terminates Flanders' employment within one year following a Change in Control (as defined below) or (2) terminates Flanders' employment before the Change in Control but on or after the date that any party either announces or is required by law to announce any prospective Change in Control transaction and a Change in Control occurs within six months after the termination, the Bank will provide Flanders with the payment and benefits described in Section 9(d)(3).

              (2) Termination by Flanders. If Flanders terminates Flanders' employment, with or without Good Reason, within one year following a Change in Control, the Bank will provide Flanders with the payment and benefits described in Section 9(d)(3).

              (3) Payments. If Section 9(d)(1) or (2) is triggered as described in those Sections, the Bank will: (i) pay Flanders a single payment in an amount equal to Flanders' annual salary (determined as of the day before the date Flanders' employment was terminated) and (ii) maintain and provide for one-year following Flanders' termination, at no cost to Flanders, the benefits described in Section 8(b) to which Flanders is entitled (determined as of the day before the date of such termination); but if Flanders' participation in any such benefit is thereafter barred or not feasible, or discontinued or materially reduced, the Bank will arrange to provide Flanders with either benefits substantially similar to those benefits or a cash payment of substantially similar value in lieu of the benefits.

       (e) Limitations on Payments Related to Change in Control. The following apply notwithstanding any other provision of this
              Agreement:

              (1) the total of the payments and benefits described in Section 9(d)(3) will be less than the amount that would cause them to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code;

              (2) the payments and benefits described in Section 9(d)(3) will be reduced by any compensation (in the form of cash or other benefits) received by Flanders from the Bank or its successor after the Change in Control; and

              (3) Flanders' right to receive the payments and benefits described in Section 9(d)(3) terminates (i) immediately, if before the Change in Control transaction closes, Flanders terminates his employment without Good Reason or the Bank terminates Flanders' employment for Cause, or (ii) one year after a Change in Control occurs.



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       (f)    Return of Bank Property. If and when Flanders ceases, for any reason, to be employed by the Bank, Flanders must return to the Bank all keys, pass cards, identification cards and any other property of the Bank or Glacier. At the same time, Flanders also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank or Glacier. The obligations in this paragraph include the return of documents and other materials which may be in his desk at work, in his car, in place of residence, or in any other location under his control.

       (g)    Cause. "Cause" means any one or more of the following:

                     (i) Willful misfeasance or gross negligence in the performance of Flanders' duties;

                     (ii)   Conviction of a crime in connection with his duties;

                     (iii) Conduct demonstrably and significantly harmful to the Bank, as reasonably determined on the advice of legal counsel by the Bank's board of directors; or

                     (iv) Permanent disability, meaning a physical or mental impairment which renders Flanders incapable of substantially performing the duties required under this Agreement, and which is expected to continue rendering Flanders so incapable for the reasonably foreseeable future.

       (h) Good Reason. "Good Reason" means only any one or more of the following:

                     (i) Reduction, without Flanders' consent, of Flanders' salary or reduction or elimination of any compensation or benefit plan benefitting Flanders, unless the reduction or elimination is generally applicable to substantially all Bank employees (or employees of a successor or controlling entity of the Bank) formerly benefitted;

                     (ii) The assignment to Flanders without his consent of any authority or duties materially inconsistent with Flanders' position as of the date of this Agreement or the substantive diminishment of his duties; or

                     (iii) A relocation or transfer of Flanders' principal place of employment that would require Flanders to commute on a regular basis more than 30 miles each way from Helena.

       (i) Change in Control. "Change in Control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of the Bank, within the meaning of section 280G of the Internal Revenue Code.



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10. CONFIDENTIALITY. Flanders will not, after the date this Agreement was signed, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank or Glacier or their business operations, unless (1) the Bank or Glacier consents to the use or disclosure of their respective confidential information; (2) the use or disclosure is consistent with Flanders' duties under this Agreement or (3) disclosure is required by law or court order. For purposes of this Agreement, confidential business information includes, without limitation, trade secrets (as defined under the Montana Uniform Trade Secrets Act, Montana Code Section 30-14-402), various confidential information concerning all aspects of current and future operations, nonpublic information on investment management practices, marketing plans, pricing structure and technology of either the Bank or Glacier. Flanders will also treat the terms of this Agreement as confidential business information.

11. NONCOMPETITION. During the Term and the terms of any extensions or renewals of this Agreement and for a period equal to the lesser of (a) two years after Flanders' employment with the Bank and Glacier has terminated or (b) three years from Closing of the Merger, Flanders will not, directly or indirectly, as a shareholder, "founder," director, officer, employee, partner, agent, consultant, lessor, creditor or otherwise:

       (a) provide management, supervisory or other services to any person or entity engaged or, in the case of a business to be formed or in formation, that will engage in any business in Lewis and Clark County, Montana which is competitive with the business of the Bank or Glacier or any of their subsidiaries as conducted during the term of this Agreement or as conducted as of the date of termination of employment;

       (b) persuade or entice, or attempt to persuade or entice, any employee of the Bank or Glacier to terminate his/her employment with the Bank or Glacier or to participate in any manner in the formation of any business referenced under Section 11(a); or

       (c) persuade or entice or attempt to persuade or entice, any person or entity to terminate, cancel, rescind or revoke its business or contractual relationships with the Bank or Glacier.

12. ENFORCEMENT.

       (a) The Bank and Flanders stipulate that, in light of all of the facts and circumstances of the relationship between Flanders and the Bank, the agreements referred to in Sections 10 and 11 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Bank's and Glacier's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Flanders and the Bank request the court to reform these provisions to restrict Flanders' use of confidential information and Flanders' ability to compete with the Bank and Glacier to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

       (b) Flanders acknowledges the Bank and Glacier will suffer immediate and irreparable harm that will not be compensable by damages alone if Flanders



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              repudiates or breaches any of the provisions of Sections 10 or 11 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

13. COVENANTS. Flanders specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 10 and 11 and that the Bank is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Flanders represents that if his employment is terminated, whether voluntarily or involuntarily, Flanders has experience and capabilities sufficient to enable Flanders to obtain employment in areas which do not violate this Agreement and that the Bank's enforcement of a remedy by way of injunction will not prevent Flanders from earning a livelihood.

14. ARBITRATION.

       (a) Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

       (b) Governing Law. All proceedings will be held at a place designated by the arbitrator in Flathead County, Montana. The arbitrator, in rendering a decision as to any state law claims, will apply Montana law.

       (c) Exception to Arbitration. Notwithstanding the above, if Flanders violates Section 10 or 11, the Bank will have the right to initiate the court proceedings described in Section 12(b), in lieu of an arbitration proceeding under this Section 14.

15. MISCELLANEOUS PROVISIONS.

       (a) Defined Terms. Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Merger Agreement.

       (b) Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all



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              prior agreements, correspondence, representations, or
              understandings between the parties relating to its subject matter.

       (c) Binding Effect. This Agreement will bind and inure to the benefit of the Bank's, Glacier's and Flanders' heirs, legal representatives, successors and assigns.

       (d) Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

       (e) Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

       (f) Assignment. The services to be rendered by Flanders under this Agreement are unique and personal. Accordingly, Flanders may not assign any of his rights or duties under this Agreement.

       (g) Amendment. This Agreement may be modified only through a written instrument signed by both parties.

       (h) Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

       (i) Governing Law and Venue. This Agreement will be governed by and construed in accordance with Montana law, except to the extent that certain matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Flathead County, Montana.

       (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

[SIGNATURES ON NEXT PAGE]



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Signed December 19, 1997:

                                             VALLEY BANK OF HELENA



                                             By:  /s/ MARY MUNGER
                                             -----------------------------------
                                             Its:  Chairman of the Board


                                             FRED J. FLANDERS, individually




                                               /s/ FRED J. FLANDERS
                                             -----------------------------------
                                               Fred J. Flanders

Ratified December 19, 1996:                  GLACIER BANCORP, INC.



                                             By:  /s/ JOHN S. MACMILLAN
                                             -----------------------------------
                                                  John S. MacMillan
                                             Its:  President and CEO



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